PagerDuty, Inc.
600 Townsend Street, Suite 200
San Francisco, CA 94103

November 17, 2019

Dear Dave Justice,

On behalf of PagerDuty, Inc., a Delaware corporation (the “Company”), I am pleased to offer you the position of Chief Revenue Officer of the Company. We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the Company with the same extraordinary leadership and vision that you have demonstrated throughout your career. The existing PagerDuty team and I look forward to your help in building PagerDuty into a great company.

We understand and appreciate the nature of the commitment you are making to join the Company, and we want you to do so with great confidence. You have the qualities that distinguish successful executives: leadership, vision, high integrity, intelligence, a bias to action, and a desire to make a difference. We are extremely enthusiastic about your accepting this offer.

The terms of your employment with the Company are as set forth in the agreement (“Agreement”) below:

1.	Position.

(a)	You will become Chief Revenue Officer reporting directly to the Chief Executive Officer.

(b)
You agree that, to the best of your ability and experience, you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that (i) you will devote substantially all of your business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all such work services, (iii) you will not render commercial or professional services of any nature to any person or organization without the prior written approval of the Company’s Board of Directors (the “Board”), and (iv) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the above, you may continue, on your own time, at your own expense and so as to not interfere with your duties and responsibilities at the Company to (i) serve as an advisory board member or Board of Directors member at other companies that are not competitive in any manner to the Company, (ii) accept speaking or presentation engagements in exchange for honoraria, and (iii) participate in civic, educational, charitable or fraternal organizations. This Agreement does not prevent you from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange and is a competitor or potential competitor of the Company.

2.	Start Date. The effective date of your full-time employment will be December 16, 2019 [/s/DJ] (the “Start Date”) working out of our San Francisco office.

3.	Compensation.

(a)
Base Salary. You will be paid a semi-monthly salary at a rate of $14,583.33, which is equivalent to $350,000 USD on an annualized basis commencing on the Start Date, which will be paid semi‑monthly in accordance with the Company's normal payroll procedures.

(b)	Variable Compensation.
Commissions: Your variable commission will be $350,000 at 100% of quota. Your total annual on-target earnings (OTE) will be $700,000 at quota. In addition, you are eligible for a $87,500 non-recoverable draw (equaling three months of your variable commission at 100% of quota). Your non-recoverable draw will be paid to you on the same schedule as commissions are paid.

(c)	Annual Review. Your compensation will be reviewed annually as part of the Company’s performance achievement process.

(d)
Equity Grant. Subject to approval by the Board, you will be granted the equivalent value of United States dollars (“USD”) $7,000,000 (the “Equity Value”), consisting of 71.6% in Restricted Stock Units (“RSUs”), 14.2% in Performance Stock Units (“PSUs”) measured at 100% of “target” attainment of the relevant Performance Metrics (as defined below), and 14.2% in a stock option to purchase shares of the Company’s Common Stock (the “Option”).

The number of RSUs will be determined by dividing (i) 71.6% of the Equity Value by (ii) the closing price of the Company’s common stock on the New York Stock Exchange on the trading day prior to the date of grant.
The number of PSUs granted, measured at 100% of “target” attainment of the Performance Metrics, will be determined by dividing (i) 14.2% of the Equity Value by (ii) the closing price of the Company’s common stock on the New York Stock Exchange on the trading day prior to the date of grant.
The number of shares associated with the Option will be determined by dividing (i) 14.2% of the Equity Value by (ii) the closing price of the Company’s common stock on the New York Stock Exchange on the trading day prior to the date of grant. The exercise price per share of the Option will be equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date the option is granted.
With regard to the RSUs and the Option, the vesting commencement date will be the effective date of the grant, which will typically be no later than three months after your hire date. You will vest in 25% of the total RSUs and the shares subject to the Option on the 12-month anniversary of your grant date and 1/16th of the total RSUs and the shares subject to the Option will vest in quarterly installments thereafter, so that the RSUs and Option shall be fully vested, and exercisable in the case of the Option, four (4) years from the grant date, subject to your Continuous Service Status (as defined in the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) on the relevant vesting dates.
With regard to the PSUs, vesting and actual number of shares will be subject to attainment of certain metrics of Company performance over a set period of time (“Performance Metrics”), as determined by the Board.
In all other respects, the RSUs, PSUs and Option shall be subject to the terms, definitions and provisions of the Equity Plan and the RSU Award Agreement, PSU Award Agreement and Option Agreement, all of which documents are incorporated herein by reference.
You should consult with your own tax advisor concerning the tax implications associated with accepting this offer of RSUs, PSUs and Option to purchase the Company’s common stock.

4.
Benefits. As an employee, you will also be eligible to receive certain employee benefits as outlined in Attachment A including PTO, medical, dental, life, and long term disability insurance. You will also be eligible to participate in our 401(k) savings plan and 2019 Employee Stock Purchase Plan. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

5.
Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which is enclosed as Attachment B for your review and execution (the “Confidentiality Agreement”).

6.
Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

7.
Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

8.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer or Board.

9.	Termination of Employment and Severance Benefits.

(a)	Termination of Employment. Except for the severance benefits provided below, the Company's obligations under this Agreement may be terminated upon the occurrence of any of the following events:

(i)
The Company’s determination that it is terminating you for Cause (as defined in the PagerDuty, Inc. Executive Severance and Change in Control Policy attached hereto as Attachment C (the “Policy”)) (“Termination for Cause”);

(ii)
The Company’s determination that it is terminating you without Cause, which determination may be made by the Company at any time at the Company’s sole discretion, for any or no reason (“Termination Without Cause”);

(iii)	Thirty (30) days following delivery by you of a written notice to the Company stating that you are electing to terminate your employment with the Company (“Voluntary Termination”);

(iv)	As a result of your death or Disability (as defined in the Policy); or

(v)	Your determination in good faith that you are electing to terminate your employment with the Company for Good Reason.

(b)
Severance Benefits. We will submit for approval by the Compensation Committee and/or Board of Directors as soon as practicable after your start date, your eligibility to receive benefits as a Tier 2 Participant in accordance with the Policy.

(i)
Voluntary Termination. If your employment terminates by voluntary termination, then you shall not be entitled to receive payment of any severance benefits. You will receive payment(s) for all salary and unpaid vacation accrued as of the date of your termination of employment and your benefits will be continued under the Company’s then existing benefit plans and policies to the extent permitted under such plans and policies and in accordance with such plans and policies in effect on the date of termination, which plans and policies typically provide for the termination of benefits on the last date of employment or the last date of the month in which the termination occurs, and in accordance with applicable law.

9.	Miscellaneous Provisions.

(a)
Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

(b)	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(c)
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without such provision.

(d)
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

(e)
Arbitration. Except as provided below, you agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration, to the extent permitted by law, to be held in San Francisco County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

The arbitrator shall apply California law to the merits of any dispute or claim, without reference to rules of conflict of law. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

YOU HAVE READ AND UNDERSTAND THESE PROVISIONS, WHICH DISCUSS ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION TO THE EXTENT PERMITTED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)
ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

(ii)
ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT;

(iii)	ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be on or before December 16, 201. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by Friday, December 13, 2019.
I look forward to your favorable reply and to working with you at PagerDuty.

By:    /s/ Jennifer Tejada            By:    /s/ Dave Justice

Name:    Jennifer Tejada                Name:    Dave Justice
Title:    Chief Executive Officer

Date:    11/22/19                     Date:    11/22/19

Attachment A: Benefits Summary
Attachment B:  Confidential Information and Invention Assignment Agreement
Attachment C: Executive Severance and Change in Control Policy